Exhibit 99.1

News Release

DAVID FLITMAN APPOINTED TO
AVERY DENNISON BOARD OF DIRECTORS

MENTOR, Ohio — July 24, 2025 — Avery Dennison Corporation (NYSE: AVY), a leading global materials science and digital identification solutions company, today announced that its board of directors has appointed David Flitman as a director, effective July 23, 2025.
Flitman, 61, serves as chief executive officer of US Foods Holding Corporation, a leading foodservice distributor, with $37.9 billion in fiscal 2024 revenues. He previously served as president and chief executive officer of Builders Firstsource Incorporated from 2021 to 2022, and BMC Stock Holdings Incorporated from 2018 to 2021.
“We are extremely pleased to welcome Dave to our board. He brings extensive CEO experience navigating dynamic business environments, as well as deep expertise in the food industry—a segment that represents a significant growth opportunity for Avery Dennison,” said Mitch Butier, chairman of the Avery Dennison board. “We look forward to working with Dave to continue creating long-term value for all our stakeholders.”
Flitman has a BS in Chemical Engineering from Purdue University.

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About Avery Dennison
Avery Dennison Corporation (NYSE: AVY) is a global materials science and digital identification solutions company. We are Making Possible™ products and solutions that help advance the industries we serve, providing branding and information solutions that optimize labor and supply chain efficiency, reduce waste, advance sustainability, circularity and transparency, and better connect brands and consumers. We design and develop labeling and functional materials, radio-frequency identification (RFID) inlays and tags, software applications that connect the physical and digital, and offerings that enhance branded packaging and carry or display information that improves the customer experience. Serving industries worldwide — including home and personal care, apparel, general retail, e-commerce, logistics, food and grocery, pharmaceuticals and automotive — we employ approximately 35,000 employees in more than 50 countries. Our reported sales in 2024 were $8.8 billion. Learn more at www.averydennison.com.

Media Contacts

William Gilchrist
Vice President, Investor Relations
investorcom@averydennison.com

Kristin Robinson
Vice President, Global Communications
kristin.robinson@averydennison.com